ROSETTA RESOURCES INC. ANNOUNCES APPOINTMENT OF JOSIAH O. LOW III TO AUDIT, COMPENSATION AND
NOMINATING AND CORPORATE GOVERNANCE COMMITTEES

HOUSTON, TEXAS, May 21, 2007 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) announced today that at the Company’s May 15, 2007 Board of Directors Meeting, Mr. Josiah O. Low III was appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Low’s committee appointment went into effect on May 15, 2007.

Mr. Josiah O. Low, III was appointed to Rosetta's Board of Directors on December 14, 2006.

Mr. Low was formerly a Senior Advisor at Credit Suisse First Boston, formerly Donaldson, Lufkin, and Jenrette. Preceding his position at Credit Suisse, Mr. Low was a founding Managing Director of Merrill Lynch Capital Markets Group.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

CONTACT: Rosetta Resources Inc.
Teri Greer
Phone: (713) 335-4008
greert@rosettaresources.com